SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549



                                    FORM 8-K


                      Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


            Date of Report:                     December 16, 1997
            Date of earliest event reported:    December 12, 1997


                          LINCOLN NATIONAL CORPORATION
                          -----------------------------

             (exact name of registrant as specified in its charter)


        Indiana                       1-6028                    35-1140070
        -------                       ------                    ----------
(State of Incorporation)      (Commission File Number)        (IRS Employer
                                                            Identification No.


     200 East Berry Street, Fort Wayne, Indiana             46802-2706
     ------------------------------------------             ----------
     (Address of principal executive offices)               (Zip Code)

                                  219-455-2000
                                  ------------
                        (Registrant's telephone number)

ITEM 5.  OTHER EVENTS

     Set forth below is the text of a press release issued by the Registrant on December 16, 1997.


            LINCOLN NATIONAL TO TAKE 4TH QUARTER CHARGES
                  TOTALING $287 MILLION, AFTER-TAX,
    RELATING TO U.K. PENSIONS AND PERSONAL ACCIDENT REINSURANCE

      WILL REPORT 4TH QUARTER GAIN OF $777 MILLION, AFTER-TAX,
                 FOR SALE OF AMERICAN STATES STAKE


      FORT WAYNE, Ind., Dec. 16, 1997 --Lincoln National Corporation (NYSE:
LNC) announced today that it will report three unusual items in its fourth quarter results. LNC said two of these items are special charges totaling $287 million, after-tax, while the third is a gain of $777 million, after-tax, from the sale of its stake in American States Financial Corporation. As a result, net income for the fourth quarter of 1997 will be increased by $490 million, or $4.83 per share.

      The two charges are $173 million, after-tax, to strengthen reserves for settlement of pension misselling liabilities with regard to Lincoln UK and $114 million, after-tax, to strengthen reserves for claims on certain excess-of-loss personal accident reinsurance programs written in the London market by Lincoln Re.

      "With our reserves strengthened, LNC will enter 1998 well positioned to compete even more effectively in the dynamic financial services market," said Ian M. Rolland, chairman and chief executive officer. "With a clear business strategy, sound balance sheet and strong management team, we are determined to further improve LNC's financial performance and increase shareholder value."

      The charge against earnings for Lincoln UK stems from misselling of pension products in the late 1980s and early 1990s. The British regulatory agencies concluded that financial institutions misled many individuals who bought pension products as an alternative to participation in employer-sponsored defined benefit plans. As a result, insurance companies and other financial institutions have been ordered to review many of the policies they sold, determine how individuals have been harmed and provide redress. Lincoln UK has been conducting an extensive review in an effort to settle its cases, including cases that came to Lincoln UK from three acquisitions. Substantial additional personnel and expertise have recently been contracted to complete the review. Although liabilities totaling $81 million were established when the companies were acquired and pretax charges of more than $41 million were taken against earnings in the last five years, recent settlement experience, regulatory guidance and information now available indicates that substantial strengthening of reserves is required at this time.

      The charge against earnings for Lincoln Re involves certain excess-of-loss personal accident reinsurance programs created in the London market and participated in by Lincoln Re in the years 1993 through 1996. Investigations and audits of ceding companies conducted in the last few months have led LNC to conclude that many more claims will be reported on these programs than previously estimated. LNC is investigating the manner in which the programs were designed and intends to pursue negotiated settlements and consider all available legal remedies concerning these programs. Nevertheless, current analysis indicates that reserves need to be strengthened.

      LNC will realize a gain of $777 million, after-tax, including $177 million of previously unrealized securities gains, in the fourth quarter. This stems from the sale of LNC's 83.3 percent stake in American States Financial Corporation on October 1, 1997. Proceeds have been used to pay down debt and repurchase $281 million in common stock as of December 12.

      LNC holds a prominent position among financial services companies with $120 billion of assets under management and $5.0 billion in annual revenues. Its wealth accumulation and protection products include annuities, life insurance, 401(k) plans, life-health reinsurance, institutional investment management and mutual funds.


                For further information, contact:

Media          Analysts
Scott M. Bushnell                         Daniel W. Weber
219/455-7512   219/455-2336
mediarelations@lnc.com                    investorrelations@lnc.com



                        Signature Page

                     LINCOLN NATIONAL CORPORATION

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                               LINCOLN NATIONAL CORPORATION



                               BY: /S/ RICHARD C. VAUGHAN
                                   Richard C. Vaughan
                                   Executive Vice President and
                                   Chief Financial Officer



Dated: December 16, 1997